Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 3, 2023 (“Closing Date”), Village Practice Management Company Holdings, LLC (“VillageMD”), of which a majority of the outstanding equity interests on a fully diluted basis are beneficially owned by Walgreens Boots Alliance, Inc. (the “Company”), completed its previously announced acquisition (the “Summit Health-CityMD Acquisition”) of WP CityMD Topco LLC (“Summit Health-CityMD”). The Summit Health-CityMD Acquisition was completed pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of November 7, 2022 (as amended, the “Merger Agreement”), by and among VillageMD, Village Practice Management Company, LLC (“Village Practice Management”) and Project Teton Merger Sub LLC, each a wholly-owned subsidiary of VillageMD, Summit Health-CityMD and Shareholder Representative Services LLC, solely in its capacity as representative and agent of the former equityholders of Summit Health-CityMD. Upon the consummation of the Summit Health-CityMD Acquisition, VillageMD paid $6.9 billion of the aggregate consideration therefor, consisting of $4.85 billion in cash and the remainder in Class E-3 Preferred Units of VillageMD allocated among Summit Health-CityMD equityholders pursuant to individual elections and certain prorationing adjustments, and paid off $1.9 billion in net debt of Summit Health-CityMD. VillageMD will pay an additional $100 million of cash consideration one year following the consummation of the Summit Health-CityMD Acquisition.

The following unaudited pro forma condensed combined financial information has been prepared from the respective historical consolidated financial statements of the Company and Summit Health-CityMD, adjusted to illustrate the estimated effects of the Summit Health-CityMD Acquisition, shown as “Transaction Accounting Adjustments”. Separately, the Company entered into three financing arrangements to fund the Summit Health-CityMD Acquisition (the “Financing”). The adjustments related to these arrangements are shown in a separate column as “Financing Adjustments.” These arrangements include the following items carried out in connection with the Summit Health-CityMD Acquisition:

•

On December 19, 2022, the Company entered into a $1.0 billion senior unsecured delayed draw term loan credit agreement (the “December 2022 DDTL”). The December 2022 DDTL was fully drawn to fund the investment in VillageMD. The December 2022 DDTL matures on January 3, 2026. Borrowings under the December 2022 DDTL bear interest at a fluctuating rate per annum equal to, at the Company’s option, the alternate base rate, the term SOFR or the daily SOFR, in each case, plus an applicable margin. The applicable margin is in each case based on the rating of the Company’s corporate debt obligations as determined by Moody’s or S&P.

•

On January 3, 2023, in order to fund part of the cash portion of the consideration for the Summit Health-CityMD Acquisition, the Company and VillageMD completed their previously announced transactions contemplated by the Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement, dated as of January 3, 2023 (the “Unit Purchase Agreement”), by and among WBA Acquisition 5, LLC, a subsidiary of the Company (“Walgreens”), Cigna Health & Life Insurance Company and Evernorth Health, Inc., each a subsidiary of Cigna Corporation (“Cigna”), VillageMD, Village Practice Management and, for certain purposes specified therein, the Company and certain other members of VillageMD. Pursuant to the terms and subject to the conditions of the Unit Purchase Agreement, Walgreens acquired Class E-2 Preferred Units and Class F-2 Preferred Units of VillageMD in exchange for $1.75 billion in aggregate consideration and Cigna acquired Class E-1 Preferred Units and Class F-1 Preferred Units of VillageMD in exchange for $2.5 billion in aggregate consideration.

Further, on January 3, 2023, the Company entered into a credit agreement with VillageMD pursuant to which the Company provided VillageMD senior secured credit facilities in the aggregate amount of $2.25 billion, consisting of (i) a senior secured term loan facility in an aggregate original principal amount of $1.75 billion to support the acquisition of Summit Health-CityMD; and (ii) a senior secured revolving credit facility in an aggregate original committed amount of $500 million available for general corporate purposes. In connection with the issuance of the senior secured credit facilities, the Company received a $220 million credit for certain fees payable by VillageMD in the form of Preferred Units of VillageMD. The intercompany senior secured credit facilities eliminate in consolidation.

•

On December 13, 2022, the Company sold an aggregate amount of approximately 6.0 million shares of AmerisourceBergen Corporation (“AmerisourceBergen”) common stock pursuant to Rule 144 and a concurrent share repurchase by AmerisourceBergen for total consideration of approximately $984 million, decreasing the Company’s ownership of AmerisourceBergen’s common stock from approximately 39.6 million shares, held at November 30, 2022, to approximately 33.7 million shares held as of January 5, 2023 reflecting approximately 16.7% of AmerisourceBergen outstanding common stock. Proceeds to the Company from the sale of AmerisourceBergen common stock were used primarily for debt paydown and the funding of the Company’s strategic priorities, including the Summit Health-CityMD Acquisition.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the Securities and Exchange Commission (“SEC”) Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information contained herein;

•

the historical audited financial statements of the Company, as of, and for the year ended August 31, 2022 included in the Company’s Annual Report on Form 10-K filed with the SEC on October 13, 2022, as amended by Amendment No. 1 to Form 10-K for the year ended August 31, 2022 on Form 10-K/A filed with the SEC on November 23, 2022;

•

the historical unaudited financial statements of the Company, as of, and for the three months ended November 30, 2022 included in the Company’s Quarterly Report on Form 10-Q filed with SEC on January 5, 2023;

•	the audited consolidated financial statements of Summit Health-CityMD as of and for the year ended December 31, 2021, which are included in Exhibit 99.1 to this Current Report on Form 8-K/A;

•

the unaudited condensed consolidated financial statements of Summit Health-CityMD as of and for the nine months ended September 30, 2022, which are included in Exhibit 99.2 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information consists of (i) an unaudited pro forma condensed combined balance sheet as of the most recent interim date of the Company, and (ii) unaudited pro forma condensed combined statements of earnings for the most recent fiscal year and the period from the most recent fiscal year end to the most recent interim date of the Company.

The Company’s fiscal year ended on August 31, 2022. The Company’s most recent applicable interim date is November 30, 2022. Accordingly, the unaudited pro forma condensed combined statements of earnings will include information for the Company for the fiscal year ended August 31, 2022 and the three months ended November 30, 2022.

Summit Health-CityMD’s fiscal year ended on December 31, 2022. The unaudited pro forma condensed combined balance sheet information for Summit Health-CityMD is as of September 30, 2022. Noting that the difference between the Company’s year end and Summit Health-CityMD’s year end exceeds 93 days, Summit Health-CityMD’s unaudited historical consolidated statements of earnings will be included for the twelve-months ended September 30, 2022, and the three months ended September 30, 2022. Accordingly, the unaudited pro forma condensed combined statements of earnings will include information for Summit Health-CityMD for the three months ended September 30, 2022 more than once as this information is included both in the unaudited pro forma condensed combined statement of earnings for the most recent fiscal year and the period from the most recent fiscal year end to the most recent interim date.

The unaudited pro forma condensed combined balance sheet gives effect to the Summit Health-CityMD Acquisition as if it had been consummated on November 30, 2022 and includes pro forma adjustments based on the preliminary valuation of certain tangible and intangible assets acquired and liabilities assumed, and consideration transferred. The unaudited pro forma condensed combined balance sheet combines the Company’s unaudited historical consolidated balance sheet as of November 30, 2022 with Summit Health-CityMD’s unaudited historical consolidated balance sheet as of September 30, 2022. The unaudited pro forma condensed combined statement of earnings for the year ended August 31, 2022 gives effect to the Summit Health-CityMD Acquisition as if it had been consummated on September 1, 2021 and combines the Company’s audited historical consolidated results for the twelve months ended August 31, 2022 with Summit Health-CityMD’s unaudited historical consolidated results for the twelve months ended September 30, 2022. Similarly, the unaudited pro forma condensed combined statement of earnings for the three months ended November 30, 2022 gives effect to the Summit Health-CityMD Acquisition as if it had been consummated on September 1, 2021 and combines the Company’s unaudited historical consolidated results for the three months ended November 30, 2022 with Summit Health-CityMD’s unaudited historical consolidated results for the three months ended September 30, 2022. There were no significant transactions outside the ordinary course of business for Summit Health-CityMD in the two months ended November 30, 2022.

The accompanying unaudited pro forma condensed combined financial information was derived by making certain Transaction Accounting Adjustments and Financing Adjustments to the historical financial statements noted above. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual impact of the Summit Health-CityMD Acquisition may differ from the adjustments made to the unaudited pro forma condensed combined financial information. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Summit Health-CityMD Acquisition as if it had been consummated as of the dates indicated above, and that all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The unaudited pro forma condensed combined financial information should not be relied upon as an indication of the financial condition or the operating results that the Company would have achieved had the Summit Health-CityMD Acquisition occurred on the dates assumed, nor indicative of the financial condition or operating results of the combined company as of or for any future date or period.

As of the date of this Amended 8-K, the Company has not finalized its determination of the fair value of consideration transferred, the fair value of assets acquired and liabilities assumed, and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Summit Health-CityMD’s accounting policies to the Company’s accounting policies. As additional information becomes available and additional analyses are performed, this may cause the final adjustments to be materially different from the unaudited pro forma condensed combined financial information presented below. The final allocation of the total purchase price will be determined after a final determination of the fair value of Summit Health-CityMD’s tangible and identifiable intangible assets acquired and liabilities assumed based on the assets and liabilities of Summit Health-CityMD that existed as of the Closing Date. This determination will be finalized before the end of the measurement period.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF NOVEMBER 30, 2022

(in millions)

	Historical
	Walgreens Boots Alliance, Inc.	Summit Health- CityMD Reclassified (Note 2)	Financing Adjustments (Note 4)	(Note)	Transaction Accounting Adjustments (Note 5)	(Note)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$2,349	$121	$4,484	4a	$(6,753)	5a	$201
Marketable securities	1,883	11	—		—		1,894
Accounts receivable, net	4,853	330	—		—		5,183
Inventories	9,322	48	—		—		9,370
Other current assets	1,115	107	(5)	4c	—		1,217

Total current assets	19,523	617	4,479		(6,753)		17,866
Non-current assets:
Property, plant and equipment, net	11,450	506	—		87	5b	12,043
Operating lease right-of-use assets	21,240	—	—		758	5c	21,998
Goodwill	22,582	2,152	—		3,630	5d	28,364
Intangible assets, net	10,612	165	—		3,194	5e	13,971
Equity method investments	4,426	26	(453)	4b	—		3,999
Other non-current assets	3,042	55	(231)	4c	(29)	5c	2,837

Total non-current assets	73,352	2,904	(684)		7,640		83,212

Total assets	$92,875	$3,521	$3,795		$887		$101,078

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$3,938	$18	$—		$(18)	5f	$3,938
Trade accounts payable	12,184	61	—		—		12,245
Operating lease obligations	2,271	—	—		35	5c	2,306
Accrued expenses and other liabilities	9,534	370	—		214	5h	10,118
Income taxes	109	—	—		—		109

Total current liabilities	28,036	449	—		231		28,716
Non-current liabilities:
Long-term debt	7,789	1,719	1,000	4d	(1,719)	5f	8,789
Operating lease obligations	21,514	—	—		738	5c	22,252
Deferred income taxes	1,319	(51)	—		947	5i	2,215
Accrued litigation obligations	6,427	—	—		—		6,427
Other non-current liabilities	3,052	283	—		(83)	5c	3,252

Total non-current liabilities	40,101	1,951	1,000		(117)		42,935
Commitments and contingencies

Total liabilities	68,137	2,400	1,000		114		71,651
Redeemable non-controlling interests	157	—	—		—		157
Equity:
Total Walgreens Boots Alliance, Inc. shareholders’ equity	20,576	1,121	295	4e	(1,083)	5j	20,909
Non-controlling interests	4,006	—	2,500	4f	1,856	5k	8,362

Total equity	24,582	1,121	2,795		773		29,271

Total liabilities, redeemable non-controlling interests and equity	$92,875	$3,521	$3,795		$887		$101,078

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

FOR THE YEAR ENDED AUGUST 31, 2022

(in millions, except per share amounts)

	Historical
	Walgreens Boots Alliance, Inc.	Summit Health- CityMD Reclassified (Note 2)	Financing Adjustments (Note 4)	(Note)	Transaction Accounting Adjustments (Note 5)	(Note)	Pro Forma Combined
Sales	$132,703	$2,717	$—		$—		$135,420
Cost of sales	104,437	2,347	—		—		106,784

Gross profit	28,265	370	—		—		28,635
Selling, general and administrative expenses	27,295	533	—		326	5e, 5g	28,154
Equity earnings in AmerisourceBergen	418	—	(44)	4b	—		374

Operating income (loss)	1,387	(163)	(44)		(326)		854
Other income (loss), net	2,998	(2)	492	4b	—		3,488

Earnings (loss) before interest and income tax benefit	4,385	(165)	448		(326)		4,342
Interest expense, net	400	79	57	4d	(61)	5f	475

Earnings (loss) before income tax benefit	3,985	(244)	391		(265)		3,867
Income tax benefit	(30)	(58)	(45)	4c	(73)	5i	(206)
Post-tax earnings from other equity method investments	50	2	—		—		52

Net earnings (loss)	4,065	(184)	436		(192)		4,125
Net loss attributable to non-controlling interests	(271)	—	(102)	4f	(209)	5k	(582)

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.	$4,337	$(184)	$538		$17		$4,708

Net earnings per common share:
Basic	$5.02						$5.45
Diluted	$5.01						$5.44

Weighted average common shares outstanding:
Basic	864.4						864.4
Diluted	865.9						865.9

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

FOR THE THREE MONTHS ENDED NOVEMBER 30, 2022

(in millions, except per share amounts)

	Historical
	Walgreens Boots Alliance, Inc.	Summit Health- CityMD Reclassified (Note 2)	Financing Adjustments (Note 4)	(Note)	Transaction Accounting Adjustments (Note 5)	(Note)	Pro Forma Combined
Sales	$33,382	$697	$—		$—		$34,079
Cost of sales	26,429	627	—		—		27,056

Gross profit	6,953	70	—		—		7,023
Selling, general and administrative expense	13,158	128	—		53	5e	13,339
Equity earnings in AmerisourceBergen	53	—	(6)	4b	—		47

Operating loss	(6,151)	(58)	(6)		(53)		(6,268)
Other income, net	992	1	—		—		993

Loss before interest and income tax benefit	(5,159)	(57)	(6)		(53)		(5,275)
Interest expense, net	110	28	15	4d	(25)	5f	128

Loss before income tax benefit	(5,270)	(85)	(21)		(28)		(5,404)
Income tax (benefit) provision	(1,447)	(38)	54	4c	(9)	5i	(1,440)
Post-tax earnings from other equity method investments	7	—	—		—		7

Net loss	(3,816)	(47)	(75)		(19)		(3,957)
Net loss attributable to non-controlling interests	(94)	—	(31)	4f	(44)	5k	(169)

Net loss attributable to Walgreens Boots Alliance, Inc.	$(3,721)	$(47)	$(44)		$25		$(3,787)

Net loss per common share:
Basic	$(4.31)						$(4.39)
Diluted	$(4.31)						$(4.39)

Weighted average common shares outstanding:
Basic	863.6						863.6
Diluted	863.6						863.6

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of presentation

The unaudited pro forma condensed combined financial information is prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and Article 11 of Regulation S-X.

The historical consolidated financial statements of the Company and Summit Health-CityMD were prepared in accordance with U.S. GAAP and presented in millions. The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of the Company and Summit Health-CityMD. Certain Summit Health-CityMD unaudited historical consolidated balances have been reclassified to conform to the Company’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of November 30, 2022, gives effect to the Summit Health-CityMD Acquisition as if it had occurred on November 30, 2022. The unaudited pro forma condensed combined statements of earnings for the year ended August 31, 2022 and for the three months ended November 30, 2022 give effect to the Summit Health-CityMD Acquisition as if it had occurred on September 1, 2021.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to the pro forma events that are factually supportable, directly attributable to the Summit Health-CityMD Acquisition, and expected to have a continuing impact on the combined results following the business combination.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the unaudited pro forma condensed combined financial information and do not reflect possible adjustments related to integration activities that have yet to be determined or transaction or other costs following the Summit Health-CityMD Acquisition that are not expected to have a continuing impact. No adjustments have been made to the unaudited pro forma condensed combined financial information to reflect potential synergies or cost savings that may result from the business combination.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements, and related notes thereto, of the Company and Summit Health-CityMD for the periods presented.

Note 2 – Reclassification adjustments

During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Summit Health-CityMD’s financial information to identify differences in financial statement presentation compared to the presentation of the Company. Certain reclassifications have been made to the historical consolidated presentation of Summit Health-CityMD to conform to the financial statement presentation of the Company.

The table below summarizes the reclassification adjustments made to present the unaudited historical consolidated balance sheet of Summit Health-CityMD as of September 30, 2022 in conformity with the unaudited historical consolidated balance sheet of the Company as of November 30, 2022.

(in millions)
Historical Summit Health-CityMD Presentation	Walgreens Boots Alliance, Inc. Line Item	Historical Summit Health- CityMD	Reclassifications	Historical Summit Health- CityMD Reclassified
Prepaid expenses and other	Other current assets	$105	$2	$107
Due from non-consolidated affiliates		2	(2)	—
Investment in non-consolidated affiliates	Equity method investments	26	—	26
Other assets	Other non-current assets	51	4	55
Long-term marketable securities		4	(4)	—
Deferred tax asset, net	Deferred income taxes	51	—	(51)
Accrued compensation and benefits	Accrued expenses and other liabilities	193	177	370
Other accrued expenses		83	(83)	—
Short-term seller obligations		67	(67)	—
Short-term capital lease obligations		11	(11)	—
Other current liabilities		16	(16)	—
Other liabilities	Other non-current liabilities	14	269	283
Self-insured risks		54	(54)	—
Deferred rent		90	(90)	—
Long-term seller obligations		23	(23)	—
Long-term capital lease obligations		26	(26)	—
Long-term compensation and benefits		76	(76)	—
Members’ equity	Total Walgreens Boots Alliance, Inc. shareholders’ equity	1,121	—	1,121

The table below summarizes the reclassification adjustments made to present the unaudited historical consolidated statement of earnings of Summit Health-CityMD for the twelve months ended September 30, 2022 in conformity with the audited historical consolidated statement of earnings of the Company for the year ended August 31, 2022.

(in millions)
Historical Summit Health-CityMD Presentation	Walgreens Boots Alliance, Inc. Line Item	Historical Summit Health- CityMD	Reclassifications	Historical Summit Health- CityMD Reclassified
Patient service fees	Sales	$2,661	$56	$2,717
Performance based fees		33	(33)	—
Service fees		19	(19)	—
Management fees		4	(4)	—
Compensation and related expense	Cost of sales	1,341	1,006	2,347
Medical supplies expense		371	(371)	—
Occupancy expense		171	(171)	—
Self-insurance risk expense		15	(15)	—
Operating expense		111	(111)	—
Depreciation and amortization		47	(47)	—
General and administrative expense		171	(171)	—
Equity-based and acquisition related compensation		120	(120)	—
General and administrative expense	Selling, general and administrative expenses	453	80	533
Equity-based and acquisition related compensation		47	(47)	—
Acquisition transaction and related costs		15	(15)	—
Depreciation and amortization		18	(18)	—
Equity in net income of non-consolidated affiliates	Post-tax earnings from other equity method investments	2	—	2

The table below summarizes the reclassification adjustments made to present the unaudited historical consolidated statement of earnings of Summit Health-CityMD for the three months ended September 30, 2022 in conformity with the unaudited historical consolidated statement of earnings of the Company for the three months ended November 30, 2022.

(in millions)
Historical Summit Health-CityMD Presentation	Walgreens Boots Alliance, Inc. Line Item	Historical Summit Health- CityMD	Reclassifications	Historical Summit Health- CityMD Reclassified
Patient service fees	Sales	$678	$19	$697
Performance based fees		9	(9)	—
Service fees		8	(8)	—
Management fees		2	(2)	—
Compensation and related expense	Cost of sales	353	274	627
Medical supplies expense		107	(107)	—
Occupancy expense		46	(46)	—
Self-insurance risk expense		4	(4)	—
Operating expense		31	(31)	—
Depreciation and amortization		13	(13)	—
General and administrative expense		48	(48)	—
Equity-based and acquisition related compensation		25	(25)	—
General and administrative expense	Selling, general and administrative expenses	109	19	128
Equity-based and acquisition related compensation		14	(14)	—
Depreciation and amortization		5	(5)	—

Note 3 – Preliminary purchase price allocation

The Summit Health-CityMD Acquisition is accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“Topic 805”). VillageMD is the accounting acquirer as VillageMD assumed control over Summit Health-CityMD as of the Closing Date. Topic 805 requires, among other things, that the assets acquired, and liabilities assumed be recognized at their acquisition date fair values, with any excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The following table summarizes the preliminary purchase price allocation for the Summit Health-CityMD Acquisition:

(in millions)
Preliminary purchase price allocation:
Cash consideration (1)	$4,790
Deferred consideration	100
Summit Health-CityMD debt paid at closing	1,963
Fair value of equity consideration	1,980

Total	$8,833

Identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	$121
Accounts receivable	330
Property, plant and equipment	593
Intangible assets	3,359
Operating lease right-of-use assets	758
Other assets	218
Operating lease obligations	(773)
Deferred tax liability, net	(922)

Other liabilities	(633)
Total identifiable net assets	$3,051

Goodwill	$5,782

(1)	Cash consideration excludes $86 million of cash paid to fund acquisition-related bonuses to Summit Health-CityMD employees which is recognized as compensation expense of the Company.

The allocation of the preliminary purchase price for Summit Health-CityMD is based upon management’s estimates of and assumptions related to the fair value of the consideration transferred, assets acquired, and liabilities assumed as of the Closing Date using currently available information. The unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, such that the final purchase price allocation and the resulting effect on the Company’s financial position and earnings results may differ significantly from the pro forma amounts included herein.

Note 4 – Financing Adjustments

a.	Reflects the adjustment to cash in connection with the Financing, as follows:

(in millions)
Proceeds received from the December 2022 DDTL (refer to note 4(d) below)	$1,000
Proceeds from the issuance of Class E-1 and F-1 Preferred Units of VillageMD to Cigna (refer to note 4(f) below)	2,500
Proceeds from sale of shares of AmerisourceBergen (refer to note 4(b) below)	984

Pro forma adjustment to cash and cash equivalents	$4,484

b.

Reflects the adjustments to reduce the Company’s equity method investments by $453 million and record the resulting change in equity earnings in AmerisourceBergen from the sale of shares of AmerisourceBergen of $44 million and $6 million for the year ended August 31, 2022 and for the three months ended November 30, 2022, respectively. The sale resulted in the Company recording a pre-tax gain of $492 million within Other income, net, which is reflected as an adjustment to the unaudited pro forma condensed combined statement of earnings for the year ended August 31, 2022, as if the sale had occurred as of September 1, 2021. Additionally, a total gain of $531 million, inclusive of effects to accumulated other comprehensive income is reflected within equity in the unaudited pro forma condensed combined balance sheet, as described in note 4(e) below.

Proceeds to the Company from the sale of AmerisourceBergen common stock were used primarily for debt paydown and the funding of the Company’s strategic priorities, including the Summit Health-CityMD Acquisition. Pro forma adjustment assumes the full proceeds of $984 million were utilized to fund the Summit Health-CityMD Acquisition.

c.

Reflects adjustments to the unaudited pro forma condensed combined balance sheet to reflect the Company’s tax effects of the sale of shares of AmerisourceBergen and the change in the deferred tax liability associated with the investment in VillageMD. The $231 million adjustment to Other non-current assets is a reduction to the Company’s United States net deferred tax asset which is related to (i) the increase in the deferred tax liability of $185 million associated with the Company’s investment in VillageMD and (ii) the decrease of the deferred tax asset of $46 million associated with the utilization of capital loss carryforwards to offset the capital gains had the share sale occurred on the balance sheet date. The $5 million adjustment to Other current assets is a reduction to the Company’s state income tax receivable due to the increase in the current state income tax due as certain states do not have capital loss carry forwards to offset the capital gains.

Additionally, the unaudited pro forma condensed combined statements of earnings reflect a $45 million tax benefit and $54 million tax expense, for the year ended August 31, 2022 and the three months ended November 30, 2022, respectively, This relates to the pro forma adjustments for (i) the sale of shares of AmerisourceBergen, (ii) the change in equity earnings in AmerisourceBergen, and (iii) interest expense. Given that the sale of the AmerisourceBergen common stock is treated as if it had occurred as of September 1, 2021, the Company would have been able to utilize capital loss carryforwards to offset its capital gains from the sale in this earlier period. The capital loss carryforwards had a full valuation allowance which would have been released in the year ended August 31, 2022, instead of the actual period ended November 30, 2022. As such, the pro forma adjustments reflect a benefit in the year ended August 31, 2022, with an offsetting expense in the three months ended November 30, 2022 to remove the benefit from that period.

d.

Reflects the adjustment of $1.0 billion to long-term debt to record the proceeds received from the December 2022 DDTL. Additionally, the unaudited pro forma condensed combined statements of earnings reflect an adjustment to increase interest expense as a result of the December 2022 DDTL of $57 million and $15 million for the year ended August 31, 2022 and for the three months ended November 30, 2022, respectively. The amortization of debt issuance costs for the applicable periods is de minimis. The interest expense adjustment is based on the current interest rate as of the date of this report of 5.6%. A hypothetical 0.125% change in interest rate would result in a change in interest expense of $1 million for the year ended August 31, 2022. The change in interest rate would result in a de minimis change to interest expense for the three months ended November 30, 2022.

e.	Reflects the adjustment to total Walgreens Boots Alliance, Inc. shareholders’ equity as summarized below:

(in millions)
Gain from sale of shares of AmerisourceBergen (refer to note 4(b) above)	$531
Tax effects (refer to note 4(c) above)	(236)

Pro forma adjustment to total Walgreens Boots Alliance, Inc. shareholders’ equity	$295

f.	Reflects the $2.5 billion adjustment to non-controlling interests to record the proceeds of the issuance of Class E-1 and F-1 Preferred Units of VillageMD to Cigna.

Additionally, reflects the adjustment of $102 million and $31 million for the year ended August 31, 2022 and the three months ended November 30, 2022, respectively, to present the revised attribution of net loss attributable to non-controlling interests as if the issuance of Class E-1 and F-1 Preferred Units of VillageMD to Cigna had occurred on September 1, 2021.

Note 5 – Transaction Accounting Adjustments

a.

Reflects the $6.8 billion adjustment to cash related to the proceeds used to pay the cash component of consideration transferred in connection with the Summit Health-CityMD Acquisition as described in Note 3 – Preliminary purchase price allocation. This includes repayment of Summit Health-CityMD debt, which is described further in note 5(f) below.

b.

Reflects the adjustment to Property, plant and equipment, net (“PP&E”) of $87 million to reflect the estimated fair value of the acquired PP&E of $593 million, inclusive of the fair value of finance lease right-of-use assets of $45 million. Accordingly, this adjustment reflects the remeasurement of finance lease right-of-use assets, which is described further in note 5(c) below.

The following table summarizes the estimated fair values for each asset class and financing right-of-use assets and the remaining estimated useful life, where applicable:

(in millions, except useful lives)	Fair Value	Remaining Estimated Useful Life (in years)
Buildings and building improvements	$361	8 to 50
Fixtures and equipment	129	3 to 7
Other	103	17

Total fair value	593

Less: Summit Health-CityMD’s historical PP&E, net of accumulated depreciation	(506)

Pro forma adjustment to Property, plant and equipment, net	$87

The pro forma impact to depreciation expense on the unaudited pro forma condensed combined statements of earnings is de minimis.

c.	Represents the adjustment to reflect the impact of Summit Health-CityMD’s adoption of Topic 842, Leases (“Topic 842”) and the effects of purchase accounting. This includes the following impacts:

•

Recognition of operating lease right-of-use assets and lease liabilities for leases acquired. The amounts are based on the remaining contractual lease payments, current discount rates, and favorable or unfavorable terms relative to current market conditions. The amounts include operating right-of-use assets of $758 million, current operating lease obligations of $35 million, and non-current operating lease obligations of $738 million.

•

As finance lease balances were already recognized in the historical financial statements of Summit Health-CityMD, an adjustment is included to remeasure the finance lease balances, including an adjustment to property, plant and equipment for finance right of use assets, a $2 million adjustment to increase Accrued expenses and other liabilities to reflect current financing leases obligations, as discussed in note 5(h), and a $7 million adjustment to increase Other non-current liabilities to reflect non-current financing lease obligations.

•

Removal of certain historical balances of Summit Health-CityMD as result of the adoption of Topic 842. This resulted in a decrease to Other non-current liabilities of $90 million related to deferred rent and a decrease in Other non-current assets of $29 million related to tenant improvement allowances, among other de minimis impacts.

Summit Health-CityMD’s adoption of Topic 842 did not have a material impact on the unaudited pro forma condensed combined statements of earnings.

d.	Reflects the adjustment to goodwill of $3.6 billion as a result of the Summit Health-CityMD Acquisition to reflect Summit Health-CityMD goodwill of $5.8 billion.

e.	Reflects the adjustment to intangible assets, net resulting in a $3.2 billion increase to reflect the estimated fair value of the acquired intangible assets of $3.4 billion.

The following table summarizes the estimated fair values for each intangible asset and the estimated useful life:

(in millions, except useful lives)	Fair Value	Estimated Useful Life (in years)
Trade names	$1,494	11 to 15
Provider network	1,852	16
Other	13	2 to 5

Total fair value	3,359

Less: Summit Health-CityMD’s historical intangible assets, net of accumulated amortization	(165)

Pro forma adjustment to Intangible assets, net	$3,194

The unaudited pro forma condensed combined statements of earnings reflect an adjustment for the incremental amortization expense of $214 million and $53 million, for the year ended August 31, 2022 and the three months ended November 30, 2022, respectively, related to the fair value adjustment of identifiable intangible assets acquired. This is reflected as an adjustment to Selling, general and administrative expenses.

f.

Reflects the adjustment to reduce the short-term and long-term debt balances of Summit Health-CityMD as of the balance sheet date in their entirety by $18 million and $1.7 billion, respectively, as the debt was not assumed in the Summit Health-CityMD Acquisition.

Additionally, the unaudited pro forma condensed combined statements of earnings reflect an adjustment of $61 million and $25 million for the year ended August 31, 2022 and the three months ended November 30, 2022, respectively, to remove the interest expense included in the Summit Health-CityMD historical consolidated statements of earnings associated with the historical debt of Summit Health-CityMD.

g.

Reflects the adjustment of $112 million for an accrual for non-recurring expenses related to the Summit Health-CityMD Acquisition incurred or expected to be incurred that are not reflected in the historical financial statements. This includes $86 million for acquisition-related bonuses and an additional $26 million for other transaction-related expenses. The adjustment has been recorded as a liability within Accrued expenses and other liabilities with a corresponding reduction to equity on the unaudited pro forma condensed combined balance sheet, as discussed in note 5(h) and 5(j), respectively. The amount has also been reflected as a non-recurring expense classified within Selling, general and administrative expenses in the unaudited pro forma condensed combined statement of earnings for the year ended August 31, 2022.

h.	The total adjustment to Accrued expenses and other liabilities is summarized below:

(in millions)
Remeasurement of current finance lease liabilities (refer to note 5(c) above)	$2
Non-recurring acquisition-related expenses (refer to note 5(g) above)	112
Deferred cash consideration (1)	100

Pro forma adjustment to Accrued expenses and other liabilities	$214

(1)	Represents the incremental $100 million liability for the deferred portion of cash consideration as described in Note 3 – Preliminary purchase price allocation.

i.

Reflects the $947 million adjustment for deferred taxes, consisting of $973 million related to deferred tax liabilities resulting from (i) pro forma fair value adjustments primarily related to intangibles, fixed assets, and leases, based on the Summit Health-CityMD estimated blended statutory rate of approximately 30% as well as (ii) the removal of the deferred tax liabilities relating to goodwill from prior Summit Health-CityMD acquisitions, with an offset to goodwill. The tax adjustment related to the fair value adjustments is netted with an increase to the net operating loss deferred tax asset of $26 million created by a deduction for acquisition-related bonuses, with an offset to equity.

The unaudited pro forma condensed combined statements of earnings for both the year ended August 31, 2022 and the three months ended November 30, 2022, were adjusted by $73 million and $9 million, respectively, to reflect the income tax impact of the pro forma adjustments utilizing an estimated blended statutory rate of approximately 24% and 30% for the Company and Summit Health-CityMD, respectively, adjusted for any estimated non-deductible transaction costs. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. This determination is preliminary and subject to change based upon the final determination of the fair value of the assets acquired and liabilities assumed.

j.	The total pro forma adjustment to total Walgreens Boots Alliance, Inc. shareholders’ equity is summarized below:

(in millions)
Elimination of historical equity balance of Summit Health-CityMD	$(1,121)
Non-recurring acquisition-related expenses (refer to note 5(g) above)	(112)
Adjustment to equity from issuance of Preferred Units of VillageMD (1)	124
Tax effects (refer to note 5(i) above)	26

Pro forma adjustment to total Walgreens Boots Alliance, Inc. shareholders’ equity	$(1,083)

(1)

Adjustment recognized in equity to reflect the rebalancing of non-controlling interests based on changes in the non-controlling interests’ claim to VillageMD’s net assets for each of the issuances of Preferred Units of VillageMD.

k.

Reflects the $1.9 billion adjustment to non-controlling interests resulting from the issuance of Preferred Units of VillageMD to former Summit Health-CityMD equityholders as described in Note 3 – Preliminary purchase price allocation, as summarized below:

(in millions)
Issuance of Class E-3 Preferred Units of VillageMD to former Summit Health-CityMD equityholders	$1,980
Adjustment to recognize equity rebalancing to non-controlling interests (refer to note 5(j) above)	(124)

Pro forma adjustment to Non-controlling interests	$1,856

Additionally, reflects the adjustment of $209 million and $44 million for the year ended August 30, 2022 and the three months ended November 30, 2022, respectively, to present the revised attribution of net loss attributable to non-controlling interests for changes resulting from: (a) the pro forma impact of other adjustments to the unaudited pro forma condensed combined statement of earnings and (b) the change in non-controlling interests from the issuance of Class E-3 Preferred Units of VillageMD to former Summit Health-CityMD equityholders as described in Note 3 – Preliminary purchase price allocation.